Exhibit 10.3

EXECUTION COPY

FIRST AMENDMENT
TO THE
TRAMMELL CROW COMPANY SEVERANCE PAY POLICY

THIS FIRST AMENDMENT (this “Amendment”) to the Trammell Crow Company Severance Pay Policy, a copy of which is attached hereto as Exhibit A (the “Policy”), is effective as of this 30th day of October, 2006 (the “Effective Date”), and is made by Trammell Crow Company, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted and maintains the Policy for the purpose of providing eligible employees with temporary financial assistance during periods of unemployment;

WHEREAS, the Company is considering entering into an Agreement and Plan of Merger, dated October 30, 2006, by and among the Company, CB Richard Ellis Group, Inc. (“Parent”), and A-2 Acquisition Corp. (the “Merger Agreement”, and the transaction contemplated therein, the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Merger may be a distraction to the Company’s employees, may cause the Company’s employees to consider alternative employment opportunities, and/or may negatively affect the continued dedication and efforts of the Company’s employees during the critical transition period beginning the date on which the Merger Agreement is signed or announced and ending on the one-year anniversary of the Closing (as defined in the Merger Agreement) (the “Transition Period”);

WHEREAS, as a means of encouraging the continued dedication and efforts of the Company’s employees during the Transition Period, the Board has determined that it is in the best interests of the Company to amend the Policy to provide that, effective for the period beginning as of the Closing and ending on the one-year anniversary of the Closing, in the event an employee is terminated and is eligible to receive enhanced severance pay under the Policy, such employee will receive an amount equal to 150% of the amount he or she would otherwise receive under the Policy, but for this Amendment; and

WHEREAS, the Amendment and Termination section of the Policy provides that the Board may amend the Plan at any time and for any reason.

NOW, THEREFORE, the Policy is hereby amended effective as of the Effective Date as follows:

1.             The first sentence of the Eligibility section of the Policy is amended and restated in its entirety to read as follows:

If you are an eligible employee (as defined below) of Trammell Crow Company or a subsidiary thereof (collectively TCC) and you are involuntarily terminated by

TCC or any successor(s) thereto, you will receive severance pay as provided in, and subject to, the terms of this Severance Pay policy.

2.             The third sentence of the Eligibility section of the Policy is amended and restated in its entirety to read as follows:

You are an “eligible employee” if (a) you are a regular, full-time or part-time TCC employee*, (b) you work at least 20 hours per week, and (c) your employment with TCC is terminated by TCC or a successor thereto for one of the following reasons:

•                                          A reduction in work force;

•                                          Your position is eliminated, or your department is reorganized;

•                                          You fail to meet the requirements of your job despite a demonstrated effort and willingness to perform (i.e., your skills do not match the requirements of the job, but there has been no misconduct);

•                                          Your position is relocated to a TCC office that would increase your current commuting distance by more than twenty-five (25) miles;

•                                          You are able to return to work from a family or medical leave of absence (of 6 months or less), and your last position, or a reasonably comparable position for which you are qualified, is not available; or

•                                          Notwithstanding anything in this Severance Pay policy to the contrary, your employment is involuntarily terminated, other than for cause, during the Transition Period (as defined in the Supplemental Severance Pay section below).

*  A regular employee is hired as a full-time or part-time employee.  Employees hired on a temporary basis or to work on a specific project are not eligible for severance pay when their temporary employment ends.  “Commission-only” employees are not typically eligible for severance pay.  Employees of entities for which TCC provides administrative services, but which are not otherwise affiliated with TCC, are not eligible for severance pay.

3.             The Maximum Severance Pay subsection of the Amount Of Severance Pay section of the Policy is amended and restated in its entirety to read as follows:

Maximum Severance Pay:

•                                          Full-time employees will receive no more than 36 weeks base pay plus Supplemental Severance Pay (as defined below), if applicable.

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4.             The Policy is amended to add the following new section immediately prior to the Method of Payment section:

Supplemental Severance Pay

Notwithstanding anything herein to the contrary, if during the Transition Period (as defined below) you become entitled to enhanced severance pay under this Severance Pay policy, you shall receive an additional amount (“Supplemental Severance Pay”) equal to 50% of the enhanced severance pay you are entitled to under this Severance Pay policy.  For purposes of the foregoing, the “Transition Period” is the period beginning immediately prior to the Closing (as defined in the Agreement and Plan of Merger, dated October 30, 2006, by and among Trammell Crow Company, CB Richard Ellis Group, Inc. (“Parent”), and A-2 Acquisition Corp.) and ending on the one-year anniversary of the Closing.  The Supplemental Severance Pay shall be paid in full in a lump sum as soon as administratively practicable following the receipt by TCC or its successor of your signed written release.

5.             The Method of Payment section of the Policy is hereby amended and restated in its entirety to read as follows:

During the Transition Period standard severance pay shall be paid in full in a lump sum on the last day worked and enhanced severance pay shall be paid as soon as administratively practicable following receipt by TCC or its successor of your signed written release.  Severance pay payable other than during the Transition Period is normally paid in full in a lump sum on the last day worked; however, TCC reserves the right to make bi-weekly installments of such severance pay on regular paydays.

6.             The second paragraph of the Administration Of The Severance Pay Policy section of the Policy is hereby amended to add the following as the first paragraph thereto:

Employees eligible to receive severance pay or Supplemental Severance Pay under this Severance Pay policy shall have full rights to enforce the terms of this Severance Pay policy against TCC and any successor.  In addition, the Severance Pay policy shall be binding upon TCC, its successors and assigns.

7.             The Amendment and Termination section of the Policy is hereby amended and restated in its entirety to read as follows:

Prior to the Effective Time (as defined in the Merger Agreement), the TCC Board of Directors may amend, modify, suspend, or terminate the Severance Pay policy at any time and for any reason.  After the Effective Time, but before the end of the Transition Period, the Severance Pay policy cannot be amended, modified, suspended, discontinued, or terminated, unless all former members of TCC’s board of directors then serving on the board of directors of Parent consent.  After the end of the Transition Period, the Severance Pay policy may be amended,

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modified, suspended or terminated by the Board of Directors of Parent for any time and for any reason.

NOW, THEREFORE, be it further provided that, except as provided above, the Policy shall continue to be read in its current state; and

NOW, THEREFORE, be it further provided that this Amendment shall terminate, and be of no force or effect, upon the termination of the Merger Agreement in accordance with its terms without consummation of the Merger.

IN WITNESS WHEREOF, this First Amendment to the Company’s Severance Pay Policy has been executed by a duly authorized officer of the Company as of the date specified below and effective as of the Effective Date.

TRAMMELL CROW COMPANY, a Delaware corporation
By:	/s/ J. Christopher Kirk
Name:	J. Christopher Kirk
Title:	Executive Vice President
Date:	October 30, 2006

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EXHIBIT A

SEVERANCE PAY POLICY

Eligibility

If you are involuntarily terminated from the Trammell Crow Company (hereinafter termed TCC) you may be eligible for severance pay.  The purpose of severance pay is to provide you with temporary financial assistance during periods of unemployment.

If you are a regular, full-time or part-time TCC employee*, and you work at least 20 hours per week, you will be eligible for severance pay if your employment is terminated by TCC for one of the following reasons.

•                                          A reduction in work force;

•                                          Your position is eliminated, or your department is reorganized;

•                                          You fail to meet the requirements of your job despite a demonstrated effort and willingness to perform (i.e., your skills do not match the requirements of the job, but there has been no misconduct);

•                                          Your position is relocated to a TCC office that would increase your current commuting distance by more than twenty-five (25) miles;

•                                          You are able to return to work from a family or medical leave of absence (of 6 months or less), and your last position, or a reasonably comparable position for which you are qualified is not available.

*  A regular employee is hired as a full-time or part-time employee.  Employees hired on a temporary basis or to work on a specific project are not eligible for severance pay when their temporary employment ends. “Commission-only” employees are not typically eligible for severance pay.  Employees of entities for which TCC provides administrative services, but which are not otherwise affiliated with TCC, are not eligible for severance pay.

An employee is not eligible for severance pay if he/she refuses continued employment, if he/she is terminated for cause, or if the termination is voluntary.  For example, severance pay is not available under the following circumstances:

•                                          Your position is eliminated and you refuse a transfer to another position in TCC:  1) which has reasonably comparable responsibilities; 2) that provides a base salary that is at least 90% of your current base salary; and/or 3) the location of the position does not increase your current commuting distance by more than twenty-five (25) miles;

•                                          Your position is eliminated, you voluntarily interview, and subsequently accept an offer of employment with a TCC affiliated employer;

•                                          You are terminated by TCC for cause including, but not limited to, refusal to perform your required job duties, for failure to follow TCC policies or procedures, or for any other reason determined by the Plan Administrator to be cause for dismissal;

•                                          You voluntarily terminate your employment, which will include, but is not limited to, failing to call in, or report to work for two (2) or more consecutive work days, unless on an approved leave of absence.

In addition to the eligibility provisions listed above, the following guidelines will be applied to determine eligibility for severance pay in connection with outsourcing, the sale of business assets, for termination of management or a management contract, or for similar situations in which you become employed by another entity in connection with your termination of employment from TCC.

If Employment is Lost Due To:

•                                          Your position being outsourced to another employer or a TCC affiliated employer;

•                                          Termination of (either full or partial), or amendment of a management contract;

•                                          The sale of business assets; or

•                                          A similar situation in which you become employed by another entity in connection with your termination of employment with TCC;

You will be eligible for severance pay unless the buyer or other successor to the contract/assets offers you a position with 1) reasonably comparable responsibilities; 2) base salary equal to at least 90% of your current base salary, and/or 3) the location of the position does not increase your current commute distance by more than 25 miles.  If you refuse such an offer, or accept any offer of employment with the new employer, buyer, or other successor to the contract/assets, you will not be entitled to severance pay.

See the ERISA section of this manual, under the heading “Service Credit With Affiliated Employers” for a list of affiliates.

Amount Of Severance Pay

The amount of severance pay you may be eligible for will depend on whether you are a full-time or part-time employee.

Part-time Employees:

Part-time employees working at least 20 hours per week will receive two weeks base pay.  However, if a full-time employee transfers to part-time status and is involuntarily terminated within one year of this transfer, the employee will be treated as a full-time employee for severance purposes.  The amount of severance pay will be calculated according to the employee’s base pay and work schedule as a part-time employee.

Full-time Employees:

Standard Severance Pay

•                                          Full-time employees will receive two weeks base pay;

Enhanced Severance Pay

•                                          Full-time employees may receive enhanced severance pay in lieu of standard severance, upon signing a written release.  A standard form will be provided, as well as other documents and agreements as may be required by the Plan Administrator.

Severance payment is subject to the maximum pay allowed as set forth below:

•              One week base pay for each $10,000 of annual base pay, plus;

•                                          After completion of three (3) years of service you are eligible for:
One week base pay for each completed year of employment with TCC, plus;

•                                          Service premium for full-time employees with at least ten years of service with TCC, according to the following schedule:

Completed Years of Employment	Service Premium
10 but less than 15	One day base pay for each completed year of service
15 but less than 20	Two days base pay for each completed year of service
20 years or more	Three days base pay for each completed year of service

•                                          Definition of Base Pay

•                                          For exempt and non-exempt salaried employees, a week’s base pay is determined by dividing annual base pay at the time of termination by 52.  A day’s base pay is determined by dividing annual base pay by 260;

•                                          For employees paid on an hourly basis, a week’s base pay is determined by multiplying the hourly rate of pay at the time of termination, by the average number of regularly scheduled hours the employee is expected to work each week during the year.  A day’s base pay is determined by multiplying the hourly rate of pay, by the average number of regularly scheduled hours the employee is expected to work each workday during the year;

•                                          For employees who are terminated for a reason making them eligible for severance pay during, or upon their return from a leave of absence, unless otherwise required by law, base pay will be the amount of pay in effect at the time the leave started;

•                                          For Brokerage Services employees receiving base pay plus commission, base pay will be $50,000 for employees with three (3) years of service at the time of termination; and $75,000 for employees with three (3) or more years of service at the time of termination.

Example:

•                                          A full-time salaried employee was hired on January 1, 1981, and was terminated on February 1, 2000 because of the job elimination of his/her position.  TCC provides this employee with the option of enhanced severance pay.  At the time of termination, the employee’s annual base pay was $43,000.  The employee’s severance pay is calculated as follows:

$43,000 base pay	=	4.3 weeks
12 years service	=	12 weeks
12 days service premium	=	2.4 weeks
Total	=	18.7 weeks

Calculation:  18.7 weeks x $827.00 (one week’s base pay) = $15,465.00 total severance pay

Maximum Severance Pay:

•                                          Full-time employees will receive no more than 36 weeks base pay;

Re-employment Provisions:

•                                          If you terminate employment with TCC and are later rehired, your hire date for calculating severance pay will be your date of rehire.

Method of Payment

Severance pay is normally paid in a lump sum on the last day worked.  However, TCC reserves the right to make bi-weekly installments of severance pay on regular paydays.  TCC will withhold from severance pay those amounts required by applicable law.

Administration Of The Severance Pay Policy

The Plan Administrator has full authority and discretion to interpret the policy, supply omissions from, correct deficiencies in, resolve ambiguities in the language of the policy, and make all determinations relating to eligibility for, and amount of severance pay.

The Severance Pay policy is an employee welfare plan subject to ERISA.  Your rights under ERISA with respect to the Severance Pay policy and the ERISA claims procedure are detailed in the ERISA section of the TCC Employee Manual, and are incorporated into this policy by reference.

Amendment and Termination

Either the TCC Board of Directors or the TCC Benefits Committee may amend, modify, suspend, or terminate the severance pay policy at any time and for any reason.  However, the TCC Benefits Committee may not amend or modify the Severance Pay policy in any manner that would materially increase the cost of the policy to TCC.